DISTRIBUTION AGREEMENT

THIS AGREEMENT dated as of February 20, 2009 (the “Agreement”).

BETWEEN:

PACIFIC GOLD ENTERTAINMENT INC., a corporation duly incorporated under the laws of the Province of British Columbia ("PGE")

(hereinafter called the "Producer");

OF THE FIRST PART

- and

DAVAL RELEASING INC., a corporation duly incorporated under the laws of the Province of British Columbia

(hereinafter called the "Distributor");

OF THE SECOND PART

WHEREAS PGE has obtained the rights to develop, finance, produce and exploit a feature film currently entitled "BLOOD: A BUTCHER’S TALE" (the "Picture");

AND WHEREAS the Producer wishes to grant to the Distributor the right to exhibit, distribute and otherwise exploit the Picture in the Territory for the Term (as those terms are hereinafter defined) on the conditions set forth herein;

AND WHEREAS the Distributor wishes to exhibit, distribute and otherwise exploit the Picture in the Territory for the Term, subject to the terms and conditions set forth herein;

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby covenant and agree as follows:

ARTICLE 1
INTERPRETATION

l.l           Defined Terms. As used in this Agreement, the following words and phrases shall have the respective meanings ascribed thereto:

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(a)
"Minimum Guarantee" means the minimum amount committed to producer which is conditional upon Producer satisfying all of its obligations hereunder, Daval agrees to pay One Hundred Thousand Canadian dollars ($100,000) as a minimum guarantee for the Film, recoupable in accordance with the terms, as more particularly set out in Article 8.1 herein;

(b)	"Agreement" means this distribution agreement, including the schedules hereto, and any and all amendments made by written agreement among the parties hereto;

(c)
"Ancillary Rights" means all merchandising rights, commercial tie-in rights, soundtrack album rights, interactive, multi-media and electronic rights, toys, home video rights, theme park and virtual reality-type entertainment rights and all other ancillary rights in and to the Picture and all characters, situations, objects or events depicted, described, portrayed or appearing therein in all media now or hereafter known;

(d)           "Budget" has the meaning ascribed in Article 2.5 herein;

(e)	"Cash Flow Schedule" means the cash flow schedule for the Picture which is attached hereto as Schedule "B";

(f)
"Collateral" means all Distribution Rights in and to the Picture, and all proceeds and collections thereof, all guarantees and other security therefor, or any such instruments or chattel paper and the proceeds thereof', Producer's share of Net Receipts and all of Producer's books and records relating to Collateral;

(g)	"Delivery" means the receipt and acceptance by the Distributor of the Delivery Materials;

(h)	"Delivery Date" means on or about March 30, 2009, or such other date as may be mutually agreed to by the parties;

(i)	"Delivery Materials" means the delivery materials described in Schedule “A” hereto to be delivered to the Distributor;

(j)           "Distribution Fee" has the meaning ascribed in Article 8.4 herein;

(k)	"Distribution Rights" means the right to lease, license, distribute, sub-distribute and otherwise exploit the Picture, all as more particularly described in Article 2.1 herein;

(1)	"Future Productions" means all sequels, prequels, remakes or television movies based on or adapted for or in any way derived from the Picture;

(m)
"Gross Receipts" means all monies actually received by the Distributor or Distributor's parents, subsidiaries or affiliates or by any third party for the benefit of or at the direction of the Distributor derived from the exhibition, distribution and exploitation of the Picture or any rights therein or elements thereof in the Territory, or refundable advances and deposits until earned or forfeited. Without limiting the generality of the foregoing, Gross Receipts shall include any cable retransmission royalties from the exploitation of the Picture and proceeds of litigation with respect thereto.

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Notwithstanding the foregoing, the parties acknowledge that Gross Receipts shall not include any of the following:

(i)any amounts collected by any author's rights organization, performing rights society or governmental agency which amounts are paid to authors, producers or distributors and which arise from royalties, compulsory license, cable re-transmission income, tax credits and/ or rebates, exhibition surcharges or the like, which sums, as between Producer and Distributor shall be Producer's property;

(ii)recoupable advances or security deposits until such time as the same are earned or forfeited, except if any such advances or deposits are non-returnable/non-recoupable advances or deposit, in which event such non-returnable/non-recoupable advances shall be credited to Gross Receipts at the time of receipt by Distributor;

(iii)
any amounts collected and paid by Distributor as taxes or for payment of taxes such as admission, sales and value-added taxes, provided, however, that, to the extent any such monies are collected by Distributor and included in Gross Receipts because they have not been paid to the appropriate authorities as of the time Distributor renders an accounting statement to Producer hereunder, and such sums are subsequently paid to the appropriate authorities, such sums shall be deducted as Distribution Expenses.

(n)	"Incidental Rights" means, subject to the terms and conditions of this Agreement, the following rights:

(i)
To use the title or titles by which the Picture is or maybe known or identified and to change the title of the Picture, subject to obtaining proper legal clearance for any changes at Distributor's sole expense, subject to Producer's approval, such approval not to be unreasonably withheld.

(ii)
To permit, authorize and license others to exercise and sub-license all or any of Distributor's rights and licenses hereunder and to distribute, exhibit, advertise, publicize and exploit the Picture under any term or terms and in such manner as Distributor may deem proper or expedient.

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(iii)
To make such dubbed or subtitled versions of the Picture and the trailer thereof, including but not limited to, cut-in, synchronized and superimposed versions thereof in any and all languages used in the Territory as Distributor may deem advisable and the right to use any such versions now in existence or hereafter prepared by Producer or any of its licensees.

(iv)	To permit commercial messages to be broadcast or telecast before, during and after exhibition of the Picture.

(v)To use the name, service mark(s) and trademark(s) of Distributor or any of its subsidiaries on the positive prints of the Picture and in the trailer thereof and in all advertising and publicity relating thereto, in such manner, position, form and substance as Distributor may elect. Distributor shall also have the right to indicate on all positive prints of the Picture and in the trailer and in other advertising and publicity that it or one of its sub-distributors is the distributor of the Picture in such manner and position and by the use of such words and phrases as it shall determine.

(vi)
To make such changes, additions (including, but not limited to, narration), alterations, cuts, interpolations and eliminations as Distributor may require in order to adapt and to make the Picture suitable for exhibition in any and all parts of the Territory, to meet time segment requirements to television stations, to comply with the censorship requirements of any governmental body or to comply with any legal impediments to the exhibition of the Picture. Nothing herein shall be deemed to relieve Distributor from the warranties and representations made herein.

(vii)
To publicize, advertise and exploit the Picture throughout the Territory during the Term and to cause or permit others to do so, including without limitation, the exclusive right in the Territory in connection with, and for the purpose of advertising, publicizing and exploiting the Picture to:

(a)
publish and to license and authorize others to publish in any language used in the Territory and in such forms as Distributor may deem advisable synopses, summaries, resumes and stories of and excerpts [not to exceed seven thousand five hundred (7,500) words] from the Picture and from any literary or dramatic material included in the Picture or upon which the Picture is based, in newspapers, magazines, trade periodicals, booklets, pressbooks and any other periodicals and in any and all other types of advertising and publicity now known or hereafter created or devised, in any and all media;

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(b)
broadcast by radio and television and to license and authorize others to so broadcast, without further financial consideration, in any language used in the Territory, the Picture or any parts or portions thereof, and any literary or dramatic material included in the Picture or upon which the Picture is based, and to use in conjunction therewith any other literary, dramatic or musical material;

(viii)
To cause trailers of the Picture to be made (should Distributor desire to make trailers) and prints thereof and of the Picture to be manufactured, exhibited and distributed by every means, method and device now or hereafter known. Producer shall be provided with a copy of all such trailers.

(ix)
To order and procure from Producer directly from any laboratory holding preprint or other material (including any dubbed, titled, narrated or other versions thereof) of the Picture, at Distributor's cost, such number of release prints, sound recordings, pre-print material and any part or parts of any thereof as Distributor may, from time to time, require, in any and all sizes and gauges, for the exercise of its rights hereunder, and to cause the performances of such laboratory or other work (including but not limited to manufacture of dubbed, re-dubbed, titled, sub-titled, narrated and any and all language versions of the Picture used in the Territory). Producer will, as one of the items of delivery to be made pursuant to this Agreement, deliver to Distributor a statement setting forth the details of any and all pre-print materials relating to the Picture together with the name and address of the laboratories having possession thereof. Further, Producer will, as one of the delivery items hereunder, furnish to Distributor laboratory access agreements in a form satisfactory to Distributor signed by the laboratories having possession of said materials, and by Producer and by any other party whose consent may be necessary or required.

(x)
The right to use or exercise any and all rights which Producer may now or hereafter acquire and which Distributor may acquire to use the names, likeliness', voices and persona of all artists in connection with the advertising or exploitation of the Picture, including any commercial tie-ups. Distributor may license, sub-license and/or assign all or any part of the rights granted to Distributor under this Agreement to the sub-distributors, licensees or sub-licensees.

(xi)
To assert, prosecute, handle and settle in any and all parts of the Territory all claims or actions or causes of action against any and all persons for the unauthorized or illegal use, copying, reproduction, release, distribution, exhibition or performance of the Picture or any part or versions thereof, or of the literary, dramatic or musical material upon which the Picture is based or which are used therein, or any part or version hereof, or for the enforcement or protection all or any rights herein granted or purported to be granted to Distributor together with full and complete authority and power of attorney in name of Producer or otherwise to do all or any of the foregoing and to execute, acknowledge, verify and deliver any and all consents, documents, releases or other papers or documents of any kind pertaining thereto or any part thereof in the name of or on behalf of Producer.

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(xii)
If the Picture has not been registered for copyright and if application for copyright can be properly be made, Distributor shall have the right, at its election (but not the obligation) to cause the Picture to be registered for copyright in Producer's name. Distributor shall be under no liability of any kind in the event there shall be failure to secure any such copyrights or the event of any defect in any such copyrights. The Picture or any material upon which it is based or which is contained therein or is used or synchronized therewith, is copyrighted in any part of the Territory, and the Term extends into any term of renewal of any such copyrights, the grant herein made shall continue for and during such term of renewal or extended copyright, and Distributor is hereby constituted and appointed attorney-in-fact of Producer to apply and obtain in the name of Producer, any such renewals or extensions of copyright, and to do all things and acts necessary or desirable in connection therewith, including, without limitation, the execution, acknowledgement, delivery and filing of any and all applications or assignments or other acts which Distributor may deem necessary or advisable to accomplish any of the foregoing. Nothing herein contained shall be deemed to require Distributor to apply for renewal of copyright or take any other action to comply with any statutory formality, it being understood that Distributor's right to do so is entirely discretionary.

(xiii)	The right to manufacture, distribute, license, sell or otherwise exploit characters, names and events appearing in or used in connection with the Picture.

(xiv)
The right to distribute and sell the Picture in all electronic media including all forms of computer assisted, optically driven or interactive media, including CD-ROM, CDI/DO, MMCD, DVD, DVI, 3DO or any similar media, including all rights to transmit the Picture on the internet and broadcast on the internet, subject to British Columbia Film’s Interim Internet Policy.

(xv)
The right to sell and/or license the Picture in the ancillary markets, including but not limited to in-flight airplanes, hotels, trains, ships, military installations, prisons, schools, colleges and other educational institutions.

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(xvi)
The right to distribute and sell any soundtrack of the music composed or licensed to the Picture together with the synchronization and the performing rights in and to all music and musical compositions contained in the Picture for all purposes of exploitation of the Picture in a Territory for the Term.

(o)	"Rights" means an undivided 100% ownership interest in all right, title and interest in and to the Picture;

(p)"Term" means the term of license of this Agreement as established in Article 3.1 hereof; and

(q)
"Territory" As used in this Agreement, "Territory" shall mean Canada (i.e. the ten provinces, the Yukon, Northwest, and Nunavut territories of Canada, and any successor countries occupying in whole or in part the Geographic territory known as Canada as of the date of this Agreement), and the possessions and commonwealths, and ships and aircraft registered in and/or flying the flag of Canada, marine installations including oil rigs serviced from any jurisdiction comprising part of Canada as described above, military installations wherever situated at which armed forces of Canada are stationed, and any other governmental installations of Canada wherever situated throughout the universe..

1.2Governing Law. This Agreement shall be governed by, construed and performed in all respects in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the parties hereto attorn to the jurisdiction of the courts of the Province of British Columbia . Notwithstanding the foregoing choice of law, the parties hereto further agree that, in the event of insolvency of the Producer, the rights and obligations of the parties hereto and this Agreement shall be deemed an "executory contract" for the license of "intellectual property", it being the intention of the parties that a trustee in bankruptcy or receiver or similar agent on behalf of the Producer or its assets shall not have the right to disaffirm this Agreement under the laws of Canada, including the Bankruptcy and Insolvency Act and the Company Creditors Arrangement Act.

1.3Severability. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and if any provision of this Agreement is held to be invalid or illegal under any material statute, law, ordinance, order or regulation, in the jurisdiction, such provision shall be curtailed and limited only to the extent necessary to bring it within the legal requirements of such jurisdiction and such curtailment or limitation shall not affect the validity of the remainder of this Agreement or any other provisions hereof in that jurisdiction.

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1.4             Captions. Captions or paragraph headings are used herein for convenience of reference only and shall not constitute a part of this Agreement and shall not be utilized or referred to in the construction or interpretation of this Agreement.

1.5             Location. The parties acknowledge that the location of the production of the Picture shall be in and around Vancouver, British Columbia.

ARTICLE 2
GRANT OF RIGHTS

2.1             Grant. Subject to the provisions of Article 13 herein, the Producer hereby grants to the Distributor the sole and exclusive right, license and privilege to exhibit, rent, lease, distribute, subdistribute, transmit, broadcast and otherwise exploit the Picture or any part thereof for exhibition and broadcast of the Picture throughout the Territory, in colour and/or black and white prints, and on tapes or any other surface and the right to exploit the Incidental Rights (subject to British Columbia Film’s Interim Internet Policy) and the Ancillary Rights in connection therewith, and to license or grant rights to others to do so, in all manner and in any media now known or hereinafter created, including without limitation, theatrically, non-theatrically or by any media of distribution or transmission, whether by over-the-air, satellite, cable or by any other broadcast or telecommunications medium, including, without limitation, commercial on-line services, by projection, radio, all forms of television (including without limitation, free, pay, toll, cable, high-definition, digital television, sustained subscription, sponsored and direct satellite broadcast) and all forms of "pay-per-view" and "video-on-demand", in theatres, videotape, videodisc, cassettes, cartridges, discs, CD-ROM, CDI/DO, MMCD, DVD, DVI, 3DO, and other similar and dissimilar video devices, by direct satellite broadcast, high definition, interactive and digital transmission and all rights derived therefrom, all of which such rights shall be exploitable as provided herein by all means, methods or processes, whether now known or hereafter devised and in all gauges and sizes throughout the Territory, in any and all language versions in which the Picture may become available in accordance with the terms hereof (collectively, the "Distribution Rights") for the Term.

2.2             Production. The Producer shall produce the Picture and make Delivery of the Delivery Materials to the Distributor in accordance with the terms and conditions of this Agreement, and any other distribution agreements or broadcast license agreements relating to the exhibition, distribution and exploitation of the Picture and the Distributor shall provide to the Producer copies of any further agreements entered into after the date hereof.

2.3Delivery. The Producer shall complete the Picture and deliver the Delivery Materials, at Producer's sole cost and expense, to the Distributor and/or at the Distributor's direction to such sub-distributors as may be entitled to receive Delivery, not later than the Delivery Date, subject only to delays caused by reason of Force Majeure.

2.4Credits. Distributor shall be entitled to receive a presentation credit in a form as preferred by Distributor.

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2.5             Budget. The Picture shall be produced in strict accordance with the budget (the "Budget") presented to and approved in writing by Distributor and by Producer, which Budget shall not be less than the sum of $1,000,000 (CDN).  Producer shall be responsible for all Budget overages.

2. 6             Approval. Distributor, shall have the right of approval of the director, the Budget, the lead performers, the screenplay, the production schedule, the financing plan and any replacements thereof with respect to the Picture and such other approval rights as Producer shall grant and it is understood that such approval shall not be unreasonably withheld and shall be exercised in a manner consistent with the approved Budget.

2.7             Inspection and Examination of Material and Documents. Distributor shall have the right, not to be unreasonably exercised, to inspect and examine the materials to be delivered hereunder and to which access is given and to be given under this Agreement and to examine all the schedules and documents to be delivered hereunder within thirty (30) days after their Delivery. Wherein same is not complete, Producer shall, within ten (10) business days of receiving written notice from Distributor setting out such delivery failures, deliver to Distributor or afford access to Distributor (where access to pre-print materials is to be provided) such items and documents which it shall have failed to deliver and provide prompt access to pre-print materials where access has not been secured. Notwithstanding the aforementioned cure period, in circumstances where failure to deliver the Delivery Materials materially affects Distributors' sub-distribution agreements and upon written notice to Producer of these material requirements, Distributor may deny Producer such cure period and proceed with the remedies described in subparagraphs (a) or (b) below. If delivery of all documents and schedules shall not be completed within the time, manner and in accordance with the requirements of this Agreement or if complete access to all pre-print materials is not secured within the time, manner and in accordance with the requirements of this Agreement, Distributor (without prejudice to any other right or remedy which may be available to it) may, but shall not be obliged to: (a) itself supply at the cost of Producer, or require Producer to promptly supply, such items or materials which Producer failed to supply in the first instance, or (b) to deduct from the yet unpaid portion of the Advance or from any and all monies theretofore paid by Distributor to effect complete and proper delivery or access, or (c) to require Producer to refund any and all monies theretofore paid to it until Producer shall effect complete and proper delivery or access, or to (d) terminate this Agreement and all of the obligations of Distributor hereunder, in which event, Producer will, upon demand, pay to Distributor a sum equal to the aggregate of all payments to Producer plus costs and expenditures incurred by Distributor. Acceptance of incomplete delivery shall not be deemed to be a waiver of Distributor's right to demand and require full delivery of complete schedules and documents and complete access to pre-print materials as required by this Agreement.

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ARTICLE 3
TERM OF LICENSE

3.1           Term.  The Producer hereby grants to Distributor the sole and exclusive right, licence and privilege to distribute, license, exhibit and exploit the Picture throughout the Territory as set out herein for a term (the "Term") of twenty-five (25) years commencing from the date of Delivery. Furthermore, the Distributors shall have the right to renew this Agreement for one (1) further term of twenty-five (25) years for the Territory which renewal shall be automatic unless Distributor gives written notice of its intent not to so renew at least thirty (30) days prior to the expiry of the initial term or the first renewal thereof.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1           Producer's Representations and Warranties. The Producer hereby represents and warrants to the Distributor as follows, and acknowledges that the Distributor is relying upon such representations and warranties in entering into this Agreement:

(a)
Organization. The Producer is a corporation incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation and is empowered to conduct its business in every jurisdiction in which it carries on business;

(b)
Authority. The Producer has the full right and power to enter into this Agreement and to grant, assign, transfer and convey the Distribution Rights to the Distributor in accordance with the terms set forth herein;

(c)
No Other Assignment. The Producer has not been a party to any assignment, transfer or conveyance of the Distribution Rights or any part thereof to any party other than pursuant to this Agreement and the Producer is not presently a party to any agreements similar to this Agreement, in respect of the Territory, with any person whatsoever and the Producer is under no obligation that might interfere with the performance by the Producer of its obligations or the Distributors' rights hereunder or the grant of rights contained herein;

(d)
Due Execution and Enforceability. This Agreement has been duly executed and delivered by the Producer and constitutes a legal, valid and binding obligation of the Producer enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and arrangement laws, given the parties' intention stated in Article 1.2 hereunder, as well as the laws generally affecting the enforceability of creditors' rights (other than those pertaining to fraudulent assignments and preferences) and the availability, in the discretion of a court of competent jurisdiction, of equitable remedies;

(e)
Ownership. The Producer owns all of the Rights with a good, valid and marketable title thereto and the Producer has the absolute right to grant the Distribution Rights to the extent transferred to the Distributor hereunder which shall be enjoyed by the Distributor free from any interruption or disturbance other than as expressly provided for herein;

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(f)
No Infringement. To the best of Producer's knowledge and belief after reasonable inquiry, the Producer is not infringing or deemed to be infringing on the rights of any third party with respect to its dealings with the Distribution Rights;

(g)
Approval. The Distributor, uniquely through its representative, shall have the right to approve of the director (Mark Tuit is hereby pre-approved), the Budget (as defined below) and the lead actors (Aaron Douglas, Kim Coates, Emily Perkins, Christa Campbell, Jennifer Sciole etc. are hereby pre-approved), the screenplay (the version of the screenplay dated November 8, 2006 written by Mark Tuit is hereby pre-approved) and any replacements thereof with respect to the Picture (collectively the "Approved Elements"), and it is understood that such approval is not to be unreasonably withheld;

(h)	Budget. The Picture shall have a Budget of no less than $1,000,000 (CDN);

(i)	Distributor's Financing. The Distributor shall pay the Advance in accordance with the Cash Flow Schedule;

(j)	Production Requirements. The Picture shall be produced in accordance with the Budget and the Approved Elements;

(k)	Quality. The Picture shall be technically first-class and of not less than 90 minutes in running time, produced in the English language, in colour;

(l)
Principal Photography. Principal photography of the Picture shall commence on or about March 13, 2007 and shall be completed and delivered to the Distributor by the Delivery Date, subject to Events of Force Majeure;

(m)
Costs. There will not be any rerun, reuse, residual or other fees or payments due or required to be paid (the "Residuals") by the Distributor in perpetuity of its exploitation of the Picture in the media permitted hereunder to any union, guild, artist, or any other person, firm or organization as a result of the Distributor's exercise of any of the rights granted hereunder other than to the screenwriter of the Picture and other than in respect of the possible theatrical use of the Picture in any part of the Territory, provided that the Distributor shall be responsible for any Residuals or other fees following the expiration of the UBCP Ultra-Low Budget Waiver which the Producer has obtained and for any residual payments due to the screenwriter of the Picture or as a result of the theatrical release of the Picture in any part of the Territory. In this regard, the Producer agrees that any such Residuals which shall be payable by the Distributor shall be at the applicable minimum rate required by any applicable guilds;

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(n)
Permission for Publicity. The Producer has obtained or will obtain all of the rights, permissions and licenses (other than non-dramatic music performance rights or licenses) required to enable to fully exploit the Distribution Rights granted hereunder, including without imitation the right to use the performers' names, likenesses and biographies to advertise and promote the Picture;

(o)
Copyright Notice. The main and end titles of the negative and preprint materials of the Picture shall contain a legally sufficient copyright notice, in the Producer's name, in the form and position authorized by the Universal Copyright Convention, the Berne Convention and the Buenos Aires Convention, including the symbol "©" ("c" in a circle) and the legend "All Rights Reserved" in close proximity to such notice;

(p)
Music Rights. The synchronization rights in and to all music and musical compositions contained in the Picture and, if any pre-recorded music is contained in the Picture, reproduction rights to any such pre-recorded music, are or will be owned or licensed by the Producer;

(q)
Music Performance Rights. All performing rights in and to all music and musical compositions contained in the Picture will be licensed by SOCAN, or that such music will be in the public domain, or that the Producer will own or control all the performing rights in such music for all purposes of exhibition;

(r)	Credit Requirements. The Producer shall not agree with any third parties to any credit requirements or any other contractual restrictions which are outside of industry standards.

4.2           Distributor's Representations and Warranties. The Distributor hereby represents and warrants to the Producer as follows, and acknowledges that the Producer is relying on such representations and warranties in entering into this Agreement:

(a)
Organization. The Distributor is a corporation duly incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation and is empowered to conduct its business in every jurisdiction in which it carries on business;

(b)	Corporate Power. The Distributor has the full corporate right and authority to enter into and to perform its obligations under this Agreement;

(c)
Due Execution and Enforceability. This Agreement has been duly executed and delivered by the Distributor and constitutes a legal, valid and binding obligation of the Distributor enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, and arrangement laws, given the parties' intention stated in Article 1.2 hereunder, as well as the laws generally affecting the enforceability of creditors' rights (other than those pertaining to fraudulent assignments and preferences) and the availability, in the discretion of a court of competent jurisdiction, of equitable remedies;

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(d)
Credit Provisions. The Distributor will ensure that it will abide by the credit provisions provided by the Producer, same conforming with Article 4.1(s) hereinabove on the main and/or end titles of the Picture and in all advertising and publicity with respect to the Picture. The Distributor agrees not to remove the credit of the Producer or the copyright notice from the Picture. All claims, actions and causes of action arising as a result of the failure of the Producer to deliver such a statement to the Distributor or arising as a result of compliance with such statement by the Distributor or as a result of any error in any such notice shall be deemed to be claims, actions and causes of action with respect to which the Distributor is to be indemnified by the Producer. No casual or inadvertent failure by the Distributor or any of its sub-distributors or licensees to comply with the statement of credits shall constitute a breach of this Agreement. In the event of such breach, the Distributor agrees to use its best efforts to cure such breach prospectively. The Distributor agrees to require all sub-distributors and licensees to comply, in writing, with the credit provisions hereof, including without limitation, credits accorded to the Producer;

(e)
Credit Obligations. The Distributor shall comply with all credit obligations notified to the Distributor prior to the Delivery Date in respect of screen credits and promotional and advertising credits for the Picture. The Distributor agrees that it shall not have the right to edit the credits on the Picture nor the copyright notice therein.

ARTICLE 5
FUTURE PRODUCTIONS

5.1           The Producer hereby grants to Distributor, the exclusive right of first negotiation/last matching right to distribute all Future Productions in the Territory. In the event that the Producer elects to produce a Future Production, the Producer shall forthwith notify Distributor in writing and thereupon the Producer and Distributor shall enter into exclusive  negotiations whereby the parties shall negotiate in good faith to conclude an agreement whereunder the Distributor shall acquire the Distribution Rights in and to such Future Production. In the event that the Distributor waives the aforementioned exclusive right of  negotiation, the Producer shall be free to enter into an agreement with a third party in connection with the exploitation of the Distribution Rights in and to such Future Production, provided that the Distributor shall have the right to match the material terms and conditions of any such agreement for a period of ten (10) business days from the date of written receipt of such terms and conditions from the Producer, and during said matching period the Producer shall not enter into any agreement with such third party until Distributor has notified the Producer of its decision whether or not to match. The Distributor shall not be required to match any terms that cannot be met by one person as easily as another, such as employment of a particular individual or the engagement of a particular sub-licensee or sales agent. If after sixty (60) days the Producer has not entered into an agreement with a third party, Distributor shall once again have an exclusive first right of refusal.

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ARTICLE 6
INDEMNIFICATION

6.1           Indemnity. Each party (in the appropriate context, the "Indemnifying Party") to this Agreement agrees to hold the other party (the "Indemnified Party") harmless and indemnifies the Indemnified Party from and against any loss, damage, cost, and expense which the Indemnified Party may suffer or incur by reason of any breach of any warranty, representation or agreement made by the Indemnifying Party under this Agreement. In the event that a claim is made or legal proceedings are instituted against the Indemnified Party by any third party claiming the breach of any rights of such third party, which claim would if true be contrary to the warranties and representations made by the Indemnifying Party in this Agreement, such Indemnified Party shall within fifteen (15) days after receiving notice of such claim or legal proceeding advise the Indemnifying Party in writing of such claim. In the event of the foregoing, the Indemnified Party shall have the right to:

(a)	cause the Indemnifying Party to conduct the defence of such claim or proceeding at its cost; or

(b)	defend such claim or proceeding, with all costs and expenses of such Indemnified Party to be borne by the Indemnifying Party;

provided, however, that in no event may the Indemnified Party settle any claim or incur any expense in connection with any such claim or proceeding without first securing the Indemnifying Party's written approval and if such approval shall be unreasonably withheld, the Indemnified Party shall have the right to conclude the settlement of the claim or proceeding in question and the Indemnifying Party shall be liable for the amount of such settlement.

6.2           Carriage of Actions. The parties to this Agreement may institute such proceedings against any third party as may be necessary for the purposes of protecting the rights hereunder of the other party (the "Non Litigious Party") to this Agreement. The Non-Litigious Party will render at all times such assistance in the way of evidence and the production of documents in its possession as may be reasonably required to maintain such action.

ARTICLE 7
DISTRIBUTION POLICY

7.1           General. Except as otherwise expressly set forth in this Agreement as a restriction or limitation, Distributor shall have complete, exclusive and unqualified discretion and control as to the time, manner and terms of distribution, exhibition and exploitation of the Picture throughout the Territory and during the Term, separately or in connection with other motion pictures, in accordance with such policies, terms and conditions and through such parties as Distributor in its sole business judgment may determine proper or expedient and the decision of Distributor in all such matters shall be final, binding and conclusive upon Producer.

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7.2           Exploitation. The Distributor agrees to negotiate and enter into distribution and/or licensing agreements and/or exhibitor’s agreements in connection with the exhibition, distribution and exploitation of the Picture on the most favourable terms reasonably obtainable and shall employ all commercially reasonable efforts to maximize the commercial benefits from the exploitation of the Picture.

7.3           No Representation Regarding Revenue.  Distributor has not made any express or implied representation, warranty, guarantee or agreement as to the manner or extent of any distribution or exploitation of the Picture, nor the amount of money to be derived from the distribution, exhibition and exploitation of the Picture, nor as to the maximum or minimum  amount of monies to be expended in connection therewith, nor that there will be any sums payable to Producer hereunder, nor that the Picture will be favourably received by exhibitors or by the public, or will be distributed or exploited continuously.

7.4           No Guarantee of Performances. Distributor does not guarantee the performance by any sub-distributor, licensee or exhibitor of any contract regarding the distribution and exploitation of the Picture. In no event shall Distributor incur any liability based upon any claim by Producer that Distributor has failed to realize receipts or revenue which should or could have been realized. Distributor may settle, compromise, adjust, cancel, waive, give allowances to, not collect or not seek any remedy for collection of any contracts, debts or sums due with respect to the Picture, for any reason whatsoever. Distributor may, if it so elects, refrain from releasing and/or distributing and/or exploiting the Picture, in any territory or portion thereof for any reason whatsoever.

7.5           Sub-Distributors. Distributor may distribute or exploit the Picture either itself or through such other parties, including affiliates of Distributor, as Distributor may, in its sole discretion, determine. Distributor may license the Picture or the Distribution Rights to any and all theatres or other agencies in which Distributor or its affiliates may have an interest directly or indirectly upon such terms and rentals as Distributor may deem fair and proper under the circumstances, provided such terms are negotiated at arms length and in good faith.

ARTICLE 8
GROSS RECEIPTS

8.1 Minimum Guarantee:  Payment Terms: The Minimum Guarantee will be paid to Producer according to the following payment schedule, within thirty days of receipt of an invoice for each payment:

(a)	$50,000.00 upon screening and acceptance of the director’s cut of the film;

(b)	$50,000.00 upon approval by Distributor of the creative elements for the Picture described herein.

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8.2             Expenses. The Distributor shall be entitled to deduct from Gross Receipts all actual and out-of-pocket costs, expenses and charges paid and actually and reasonably incurred (the “Distribution Expenses”) by the Distributor or its sub-agents or sub-distributors by reason of, in connection with or allocable to the derivation of Gross Receipts. Such Distribution Expenses (all reasonably incurred) shall include, among other things, the following:

(a)
Taxes. All taxes, imposts, duties, tariffs and governmental fees of any nature, however denominated or characterized, imposed by any taxing authority in any territory, directly or indirectly, on any receipts (irrespective of character or origin) derived from the exhibition, distribution and exploitation of the Picture, save and except for income or franchise taxes.

(b)	Collection Costs. All costs reasonably incurred in connection with the collection of any portion of the Gross Receipts, including reasonable fees of lawyers and auditors.

(c)
Costs of Prints and Other Materials. All costs incurred in the manufacture, preparation, duplication or delivery of positive prints of the Picture or positive film in any gauge, video or electronic tape recording, cassette, disc or other physical material or substance of any kind produced by means of any photographic, electrical, electronic, mechanical or other process or device now known or hereafter devised, on or with respect to which the Picture or any part thereof is printed, imprinted, recorded, reproduced, duplicated or otherwise preserved (the "Materials"), or any facility or similar quality designated by the Distributor to be utilized in connection with the Picture, including without limitation, the following:

(i)	Material Costs. All costs of manufacture of positive prints or other materials, including laboratory, labour, service, materials and facilities, and costs in connection therewith.

(ii)
Re-Editing Costs. All costs incurred to recur, re-edit, re-record, restore, remix and redub the Picture, including changes, eliminations and additions with respect to the Picture for any use of the Picture and conforming (voluntarily or involuntarily) the Picture to requirements of censorship, classification and rating by government or other community organizations or other persons, including exhibitors and religious and ethnic groups, and to the national and/or political regulations of any territory.

(iii)	Transportation and Inspection Costs. All transportation, shipping, packing, delivery and inspection charges on all positive prints or other materials.

(iv)	Foreign Version Costs. All costs incurred to make and deliver foreign language versions of the Picture.

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(d)
Marketing and Advertising Costs. All reasonable costs incurred in marketing, advertising, promoting and exploiting Picture throughout the Territory, as applicable, including but not limited to premieres, screenings, television advertising and independent advertising agents' commissions and attending sales markets, allocated on a reasonable basis consistently for all productions in a group.

(e)Administrative Costs. All costs or charges incurred in connection with administering sub-distribution and broadcast agreements up to an amount equal to five percent (5%) of Gross Receipts, whether such costs or charges are incurred directly by Distributor or charged by an affiliate of Distributor.

(f)	Miscellaneous Costs. All other costs incurred in connection with the exploitation of the Picture throughout the Territory, as applicable, including, without limitation, the following:

(i)
Royalties. The cost of all licenses required to permit exhibition, distribution or other use of the Picture, trailers and prints thereof, including fees for use of any patented equipment or processes; synchronization, recording and performing royalties and fees with respect to performance of lyrics and music and literary material; and any re-use fees and costs advanced by the Distributor and any other similar fees and/or amounts to be incurred by Distributor pursuant to Article 4.1(n) hereof or otherwise as contemplated in this Agreement.

(ii)
Insurance Costs. All costs for insurance coverage for any and all risks of loss with respect to the Picture and any components thereof, including errors and omissions insurance and loss or damage to prints and physical material insurance.

(iii)
Copyrighting Costs. All costs and expenses of registering copyright in the Picture for the benefit of the copyright holders thereof and their assigns and the extension and renewal thereof, and other similar protection throughout the Territory, wherever and whenever incurred, within the Distributor's sole discretion.

(iv)
Copyright Infringement Costs. All costs incurred in protecting the copyright in the Picture for the benefit of a copyright holders thereof and their assigns and preventing any infringement of copyright or violation of rights in and to the Picture or any elements thereof (whether by litigation or otherwise), including reasonable fees of counsel in connection therewith.

(v)
Claims and Litigation Costs All costs incurred by reason of claims asserted by third parties which arise from the production, distribution, exhibition and/or exploitation of the Picture (including, without limitation, claims of infringement, unfair competition, violation of any right of privacy, defamation or breach of contract).

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(vi)
Marketing Costs. All expenses incurred with respect to marketing the Picture at the various film and television markets and all film festivals, including a share of the costs of attending such markets and festivals.

(vii)	Other Costs. Any residual or music payments due or paid by Distributor, or any other deferred payments or participation obligations payable in connection with the Picture.

8.3           Interest on Distribution Expenses.  Distribution Expenses include amounts on account of the cost to Distributor of interest on any and all monies in respect of costs relating to the distribution of the Picture, calculated at a rate equal to the prime rate plus 2% of the main bank of Distributor from time to time in effect, such rate to be automatically adjusted without notice to Producer upon every change by the said bank of its prime rate. For the purposes of this calculation the amount payable shall be calculated on December 31 of each year and compounded on that date if not deducted or otherwise recovered.

8.4           Distribution Fee. The Distributor shall be entitled to deduct and retain from the Gross Receipts, the following distribution fees (the "Distribution Fee") which shall not be inclusive of any sub-distribution fees and any distribution or similar fees paid to affiliates, subsidiaries or other companies related to the Distributor with respect to the exploitation and distribution of the Picture.

Distributor's Share         Producer's Share
Theatrical                                                                                            50%                               50%
Non-Theatrical                                                                                   50%                               50%
Pay television (Canada Only)                                                          50%                               50%
Other television (Canada Only)                                                       50%                               50%
Other television                                                                                  50%                               50%
Retransmission royalties                                                                  50%                               50%
Home entertainment (rental)                                                             50%                  (agreed upon royalty)
Home entertainment (re-issue, sell-through)                                 50%                  (agreed upon royalty)
Other (including airline, ship, hotel, etc.)                                       50%                               50%

ARTICLE 9
ALLOCATION OF GROSS RECEIPTS

9.1           Allocation.  Gross Receipts derived from the exhibition, exploitation and distribution of the Picture in the Territory, as applicable, shall be distributed from time to time as provided for below:

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A.           Cinematic Rights: Film Rentals (“Film Rentals” shall be defined as 100% of DR’s share of the gross box office receipts) from Cinematic Rights, shall be applied on a continuous rolling basis as follows:

(a)	Firstly, Distributor shall retain 50% of the Film Rentals;

(b)	Secondly, Distributor shall recoup its P&A Expenditures from the Film Rentals;

(c)	Thirdly, Producer shall recoup any union residuals from the Film Rentals; and

(d)	Lastly, following the deductions stated above, the balance of the Film Rentals shall be paid to Producer.

B.    Videogram Rights:  Video Net Revenue (“Videogram Net Revenue” shall be defined as Gross Revenue from Videogram Rights, less returns or refunds) from Videogram Rights, shall be applied on a continuous rolling basis as follows:

(a)	Firstly, Distributor shall retain 50% of the Videogram Net Revenue;

(b)
Secondly, Distributor shall recoup its Videogram Distribution Expenses (“Videogram Distribution Expenses” shall be defined as all amounts incurred by DR in connection with the DVD release of each Picture, which shall be capped at 20% of Gross Revenue (the “Videogram Distribution Expense Cap”) EXCEPT THAT the Videogram Distribution Expense Cap shall not apply to any replication and packaging cost);

(c)	Thirdly, Distributor shall recoup its P&A Expenditures from the Videogram Net Revenue;

(d)	Fourthly, Producer shall recoup any union residuals from the Videogram Net Revenue; and

(e)	Lastly, following the deductions stated above, the remaining Videogram Net Revenue shall be paid to Producer.

D.           All Other Rights:  Gross Revenue from all Rights (other than Cinematic Rights or Videogram Rights), shall be applied on a continuous rolling basis as follows

(a)	Firstly, Distributor shall retain 50% of Gross Revenue;

(b)
Secondly, Distributor shall recoup its Distribution Expenses (“Distribution Expenses” as defined in Exhibit “B” attached hereto and incorporated herein by this reference, which shall be capped at 5% of Gross Revenue);

(c)	Thirdly, Distributor shall recoup its P&A Expenditures and any unrecouped Videogram Distribution Expenses from Gross Revenue;

(d)	Fourthly, Producer shall recoup any union residuals paid from Gross Revenue; and

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(e)	Lastly, following the deductions stated above, the remaining Gross Revenue shall be paid to Producer.

E.           For greater certainty, Distributor shall be entitled to recoup any of the P&A Expenditures on a cross-collateralized basis across all Rights. Only after full recoupment by Distributor of its P&A Expenditures, shall Producer be paid the balance of Film Rentals, Videogram Net Revenue or Gross Revenue, as applicable and as set out in A., B. and C. above.

ARTICLE 10
FINANCIAL REPORTS AND PAYMENTS

10.1	Statements.

(a)
The Distributor agrees to render to the Producer periodic statements (the "Statements") showing in summary form the calculation of any sums due to the Producer under this Agreement including, but not limited to, Gross Receipts, permitted expenses and fees hereunder. Statements shall be rendered with respect to each of the following periods (the "Periods") and shall be delivered not later than forty-five (45) days after each such Period to the Producer:

(i)	the end of each calendar quarter period ending the thirty-six (36) month period commencing after the Delivery of the Picture; and

(ii)
in the event that the Distributor has not recouped the full amount of the Advance plus the applicable interest within the first thirty-six (36) months after Delivery, the Distributor shall continue to provide the statements on a quarterly basis for the first sixty (60) months after Delivery.

(b)	Thereafter, the Distributor shall deliver such Statements to the Producer no later than sixty (60) days after each semi-annual calendar period.

10.2           Deemed Accuracy. Any Statement shall be deemed to be accurate in all material respects if a notice of dispute with respect to such Statement shall not be given by the Producer to the Distributor within twenty-four (4) months after delivery of such Statement.

10.3           Audit & Inspection of Accounts. The Distributor agrees to keep written books of account and records in accordance with generally accepted accounting principles in respect of the Picture, on a consistent, uniform and non-discriminatory basis during the Term, relating to the calculation of the sums due to the Producer pursuant to this Agreement, for the Picture separately (the “Participation Account”). Such records shall include, without limitation, all Gross Receipts derived by Distributor, all Distribution Fees charged, all Distribution Expenses charged, the portion of the Advance recouped, all adjustments made and all cash collected or credits received, and Net Receipts due to Producer. Subject to the limitations set forth below, the Producer shall have the right, at its sole expense, to inspect the Participation Account to verify the accuracy of any Statement which has not become incontestable under the terms hereof (an "Inspection"). Specifically, Producer shall have access to the files, correspondence, agreements and related documentation of the Distributor so as to verify allocation of Gross Receipts of the Picture, as opposed to other films not owned by Producer for which Distributor has licensed as a package. The Distributor agrees to permit British Columbia Film to have access to all of the Participation Accounts for purposes of audit, on the same terms and conditions as for Producer. The Producer agrees that any Inspection and their respective right to contest or object to any Statement or any payment made pursuant hereto will be subject to the following:

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(a)	An Inspection shall be conducted only by a certified qualified chartered accountant or a firm of certified public accountants.

(b)
An Inspection (i) shall be conducted only once with respect to each Statement, only during normal business hours in such a manner as to not unreasonably interfere with the Distributor's normal business activities and only at such places as the Participation Account are kept, (ii) shall not continue for more than five (5) consecutive business days, and (iii) shall not be conducted more than once in any twelve (12) month period.

(c)
Each Statement (and all items and information contained therein) shall be deemed correct and shall be conclusive and binding on the Producer and not subject to objection or contest for any reason, unless the Distributor shall receive from the Producer an objection, in writing, specifying in detail the items or transactions which the Producer contests, on or before the last day of the 36th full calendar month next succeeding the date the applicable Statement is received by the Producer.

10.4           Reserves. If Distributor reasonably anticipates incurring union or guild residual payments, uninsured claims or other reasonably anticipated costs, expenses or losses relating to the Picture, which, if and when incurred, will be properly deductible hereunder, Distributor may set up appropriate reserves therefor, provided, however, that at no time shall the aggregate of any such reserves exceed more that ten percent (10%) of the Gross Receipts reported by Distributor in any accounting statement. Such reserves shall be taken from Producer's share of Net Receipts. Any such reserve will be liquidated within a reasonable time after the anticipated event, but, unless there is an active claim for which a reserve has been established, no such reserve shall be maintained for a period longer than twelve (12) months from such reserves creation.

10.5           Right to Cure. Distributor may cure any failure to make timely payment under this Agreement, or to timely deliver any Statement, within sixty (60) business days after Distributor receives a written notice from Producer.

10.6           Foreign Funds. With respect to any Gross Receipts received by Distributor in foreign funds, Distributor shall convert any such funds to Canadian currency prior to remitting the same to Producer. The rate of exchange with respect to any such funds shall be the rate of exchange prevailing and reasonably available to Distributor at the time Distributor actually converts such funds into Canadian currency, and Distributor shall have no obligation to convert any such funds to Canadian currency at any time prior to the time Distributor is required to remit such funds to Producer hereunder so as to maximize the benefit of a favourable rate of exchange. If the transmission of any Gross Receipts derived from the Picture from any countries or territories into Canada is prevented by embargo, blocked currency regulations or other restrictions, then, if Distributor elects by giving notice to Producer to such effect or Producer so requests by giving Distributor notice to such effect, Distributor shall (to the extent permitted under the laws of any such country wherein such monies are blocked or frozen) cause Producer's share of Net Receipts to which Producer would be entitled upon transmission to Canada to be deposited in Producer's name (or in such name as Producer may designate) in any bank or other depository designated by Producer (or by Distributor if Distributor elects to so deposit such monies and Producer fails to designate within fifteen (15) business days) in such territory or country. Such deposit will, for the purposes of this Agreement, be deemed payment to Producer of the amount deposited (computed at the rate of exchange charged by the Royal Bank at the time such deposit is made) and Distributor shall have no further liability to Producer in connection with any monies so deposited.

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ARTICLE 11
ARBITRATION

11.1             Dispute Resolution and Cure Period.

(a)
If either party shall claim that the other party has breached this Agreement (the “Defaulting Party”), the claimant shall give the Defaulting Party written notice thereof, and the parties shall endeavour to resolve the matter on an amicable basis. The Defaulting Party receiving such notice shall not be deemed in breach of this Agreement unless the parties are unable to amicably resolve the matter in dispute within the hereinafter described period of fifteen (15) days, or the Defaulting Party receiving such notice shall fail to cure such breach within fifteen (15) days after the date such notice is received by it, provided however that said fifteen (15) day period shall be shortened to the extent necessary to avoid interference with the production of the Picture.

(b)
Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement or any breach or alleged breach hereof, which the parties are unable to resolve after consultation with each other, shall be determined and settled by arbitration at Vancouver, British Columbia in accordance with the provisions of the Commercial Arbitration Rules of the American Arbitration Association which presently exist or as same may be amended. The parties agree to abide by the decision rendered and further agree that any such determination or settlement shall be final and conclusive upon the parties and any judgment thereon may be entered in any Court having jurisdiction.

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ARTICLE 12
EXPLOITATION

12.1           The Distributor agrees to negotiate and enter into distribution and/or licensing agreements and/or exhibitor's agreements in connection with the exhibition, distribution and exploitation of the Picture on the most favourable terms obtainable in accordance with the Distributor's business judgement exercised in good faith and shall employ all commercially reasonable efforts to maximize the commercial benefits to the Producer of the exploitation of the Picture.

ARTICLE 13
TERMINATION
13.1             Subject to an event of Force Majeure, the Distributor may terminate this Agreement if during pre-production, production or post-production of the Picture and until Delivery of the Picture, the Producer (the "Defaulting Party") does not meet its material obligations and commitments hereunder (the "Producer Default") and the Producer fails to cure the Producer Default within ten (10) business days of receipt of a written notice of the Producer Default, detailing such default.

13.2             If the Distributor terminates this Agreement, all of the obligations of the Distributor hereunder shall immediately cease and a monies advanced until the date of termination by the Distributor to the Producer shall immediately become due and payable in full to Distributor without further demand or notice.

13.3              Subject to an event of Force Majeure, the Producer may terminate this Agreement if prior to full payment of the Advance, the Distributor does not meet its financial obligations on a timely basis (the "Distributor Default )and the Distributor fails to cure the Distributor Default within ten (10) business days of receipt of a written notice of the Distributor Default, detailing such default.

13.4              If the Producer terminates this Agreement, the Producer may in its discretion substitute another party (the "Substitute Party") or substitute themselves for the Distributor and the monies paid by the Distributor until the date of termination will become payable to full recoupment (as defined in 8.1 (c)) from the first revenues from the Picture. Alternatively, the Producer may elect to terminate this Agreement and their involvement with the Picture and in which case, all monies advanced by the Distributor which upon termination are still in the Producer's possession and are uncommitted to any third party in respect of the Picture, shall be returned to the Distributor forthwith.

13.5             Except as specifically provided for in Articles 13.1 and 13.3, neither party shall have the right to terminate this Agreement and the sole and unique remedy available in the event that either party fails to meet its material obligations and commitments hereunder is an action at law for damages. Notwithstanding the foregoing, the Producer shall be entitled to obtain injunctive relief against the Distributor exploiting the Picture outside of the Territory.

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13.6             Return of Materials. In the event this Agreement is terminated for any reason whatsoever, including the expiry of the Term, the Distributor agrees to return all of the Delivery Materials in its possession in respect of the Picture and copies thereof forthwith to Producer and the Distributor shall immediately cease to hold itself out in any manner which might give third persons the impression that this Agreement is still in force.

13.7             Bankruptcy. In the event that Distributor becomes insolvent, bankrupt or otherwise takes advantage of or becomes subject to any law or statute relating to insolvency, Producer may in its absolute discretion terminate this Agreement by giving written notice to Distributor in accordance with Article 16 hereof, and such termination shall be effective upon receipt of the notice of termination provided, however, that no such termination will affect the validity of or the assignment of rights of any such distribution agreement or license previously entered into by the Distributor or its sub-distributors.

13.8             Effect on Existing Agreements. Notwithstanding any other provisions of this Agreement, with respect to any sub-distribution or licensing agreements or any assignments entered into by Distributor in connection with the Distribution Rights in the Territory, the following shall apply notwithstanding any other provision of this Agreement:

(a)
any termination, expiration, revocation, cancellation, recission, repudiation, abrogation or failure of any aspect of this Agreement, occurring for any reason whatsoever, shall so far as Producer is concerned, subject to and in no way affect any distribution or license agreements (or any provisions thereof or authorizations granted pursuant thereto) entered into by Distributor in respect of the Distribution Rights (such distribution and license agreements and authorizations defined hereinafter as "License Agreements") regardless of (inter alia) the length of the remaining term of any such License Agreements, and Producer shall undertake all the obligations, rights and benefits of Distributor thereunder in such event;

(b)	Producer shall do nothing to disturb or interfere in any way with any rights under the License Agreements;

(c)
all sales, assignments, pledges, encumbrances or other transfers or any nature whatsoever, made at any time whatsoever by, on behalf of or under the authority of Producer of all or any part of Producer’s rights and the Picture shall be subject to all such License Agreements; and

(d)
if by operation of law or otherwise any rights and such License Agreements revest in or revert to Producer, then Producer will grant to such persons as Distributor may designate effective immediately upon any such revesting or reverting all such rights under the effective License Agreements as necessary, appropriate or convenient in Distributor's sole discretion, and Producer hereby irrevocably appoints Distributor as Producer's exclusive attorney-in-fact which appointment shall be deemed a power coupled with an interest, for its use and benefit with power of delegation and substitution and re-substitution, for the purpose of executing, acknowledging, filing and recording of all documents and instruments and doing all other acts necessary or advisable to further accomplish the purposes aforesaid, as power of attorney to survive the dissolution or bankruptcy or legal capacity of Producer. Distributor shall give Producer five (5) business days notice before exercising such rights.

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13 .9           Distributor's Default. In addition to any other event of default under this Agreement, Distributor will default if Distributor:

(a)	becomes insolvent or fails to pay its debts when due; or

(b)
makes an assignment for the benefit of creditors or seeks relief under any bankruptcy law or similar law for the protection of debtors or suffers a bankruptcy petition to be filed against it or a receiver or trustee is appointed for substantially all of its assets, and the same is not removed within thirty (30) days.

13.10           Notice to Distributor. Producer will give Distributor written notice of any claimed default. If a default is incapable of cure then Distributor will be in default immediately upon the occurrence of the event giving rise to the default. If the default is capable of cure, then Distributor will have sixty (60) business days after its receipt of such notice to cure any monetary default and ninety (90) business days after its receipt of any such notice to cure any non-monetary default. Only if Distributor fails to do so, may Producer proceed against Distributor for available relief, by giving Distributor written notice of claimed default. If a default is incapable of cure, then Distributor will be in default immediately upon the occurrence of the event giving rise to the default. If the default is capable of cure, then Distributor will have sixty (60) business days after its receipt of such notice to cure any monetary default and ninety (90) business days after its receipt of any such notice to cure any non-monetary default. Only if Distributor fails to do so, may Producer proceed against Distributor for available relief.

13.11           Producer's Default. In addition to any other event or default under this Agreement, Producer will default if Producer:

(a)           becomes insolvent or fails to pay its debts when due; or

(b)
makes any assignment for the benefit of creditors, or seeks relief under any bankruptcy law or similar law for the protection of debtors or suffers a bankruptcy petition to be filed against it or a receiver or trustee is appointed for substantially all of its assets, and the same is not removed within thirty (30) days.

13.12           Notice to Producer. The Distributor will give Producer written notice of any claimed default. If a default is incapable of cure, then Producer will be in default immediately upon the occurrence of the event giving rise to the default. If the default is capable of cure, then Producer will have sixty (60) business days after its receipt of such notice to cure any monetary default and ninety (90) business days after its receipt of any such notice to cure any non-monetary default. Only if Producer fails to do so, may Distributor proceed against Producer for available relief by giving Producer written notice of claimed default. If a default is incapable of cure, then Producer will be in default immediately upon the occurrence of the event giving rise to the default. If the default is capable of cure, then Producer will have sixty (60) business days after its receipt of such notice to cure any monetary default and ninety (90) business days after its receipt of any such notice to cure any non-monetary default. Only if Producer fails to do so, may Distributor proceed against Producer for available relief.

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ARTICLE 14
CONFLICTS

14.1           The Distributor shall have the right to act as sales agent or distributor for any producer of motion pictures, television series or features, other than the Picture, regardless of whether the films, features or episodes produced by such other producer can, in any way, be deemed to be competitive with the Picture.

ARTICLE 15
FORCE MAJEURE

15.1           As used herein, "Force Majeure" shall mean any event beyond the Producer's or the Distributor's control which delays, hampers, interrupts or interferes with the Delivery of the Picture, including, without limitation, fire, earthquake, flood, epidemic, strike, lock-out or other industrial action, civil disturbance, war, act of God, death, illness or incapacity of or breach by any principal member of the cast or crew, of any statute, law or judicial order or any other event completely beyond the control or influence of the Distributor or the Producer.

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ARTICLE 16
NOTICES

16.1           All notices given hereunder must be in writing and may be delivered by personal delivery or by pre-paid, registered or certified mail, or by telegram, telecopier or by facsimile transmission to the following address or to such other address or addresses as any party hereto advises the other party in writing from time to time and shall be deemed received three (3) days after mailing by registered or certified mail, and one (1) business day after delivery by telegram, telecopier or by facsimile transmission:

To the Producer:	PACIFIC GOLD ENTERTAINMENT INC.
7-534 Cambie St.
Vancouver, B.C.
Canada V6B 2N7

Attention:                    Michael George

To the Distributor:	DAVAL RELEASING INC.
3-534 Cambie St.
Vancouver, B.C.
Canada V6B 2N7

Attention:                    Michael Grudman

ARTICLE 17
MISCELLANEOUS

17.1           Security Interest. As security for the payment in full of its share of Net Receipts, all Distribution Fees, Distribution Expenses and recoupment of the Advance and all other recoupments to which Distributor is entitled under this Agreement, Producer hereby grants to Distributor a security interest in and to the Collateral. In connection with Distributor's security interest, Producer agrees that Distributor shall have a non-exclusive right of access to all physical materials comprising the Picture necessary to allow Distributor to enforce its security interest in the event Producer defaults on account of its obligations to Distributor pursuant to this Agreement. Distributor’s access rights under this paragraph are subject to Producer's access rights in and to such material. Also, Distributor acknowledges that it has no interest whatsoever in any reserved rights (if any) or in any proceeds received by Producer from its exploitation of any reserved rights not licensed to Distributor.  In addition, Producer agrees to execute all documents reasonably necessary to allow Distributor to perfect its security interest set forth in this paragraph, including, but not limited to a Mortgage of Copyright.

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17.2           No Partnership or Agency. Nothing contained in this Agreement shall be deemed to constitute a partnership or any other legal relationship other than that of licensor and independent distributor and neither the Producer or the Distributor shall do or suffer to be done anything whereby one may be represented as a partner or agent of the others.

17.3           Insurance. The Producer shall obtain and maintain during the course of the production of the Picture (and in respect of the errors and omissions coverage, for a period of three (3) years from Delivery), and at the Producer's own expense, insurance in connection with the Picture, to such extent and covering such risks as is customary for companies engaged in motion picture production, including without limitation, the Producer's liability (errors and omissions) insurance including title coverage naming the Distributor as an additional insured. The Producer shall furnish to the Distributor copies of valid policies for all such insurance prior to payment of the Advance.

17.4           Representative. The Distributor will be entitled to have a representative present at any and all of the Producer's screenings of each cut for third parties including distributors.

17.5           Assignment. With the exception of an assignment for the purposes of financing, or to a corporation owned by the Producer, the Producer may not assign this Agreement, in whole or in part, without the prior written consent of the Distributor. Distributor may assign or transfer this Agreement and all or a part of its rights and obligations hereunder, provided such assignee or transferee shall assume all obligations to Producer in writing, and Producer shall be furnished with written notice of any such assignment and/or transfer of Distributor's rights and obligations hereunder.

17.6           Entire Agreement. This Agreement sets out the entire agreement between the parties relating to the Picture and this Agreement may not be modified except by written agreement between the parties.

17.7           Waiver.

(a)	No waiver by any party of any breach hereof shall be deemed a waiver of any preceding, continuing or succeeding breach of the same, or any other time hereof.

(b)
Any party may waive the benefit of any term, condition, warranty or covenant in this Agreement or any right or remedy at law or in equity, but only by an instrument in writing signed by the party to be charged.

17. 8             Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original hereof and which together shall constitute one agreement.

17.9             Preamble and Schedules. The preamble and any schedule to this Agreement form part of this Agreement as if recited at length herein.

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17.10             Fraud. In the event that one or several copies of the Picture are fraudulently exploited by third parties, the Distributor is hereby authorized to avail itself, at its own cost, of any and all judicial recourses and remedies it deems appropriate or necessary in order to defend its rights under this Agreement.

17.11            Time. Time is of the essence with respect to this Agreement.

17.12             Legal Fees. In any proceeding brought by either party with respect to this Agreement, its subject matter or the actions, statements or conduct of the parties hereunder, the prevailing party shall be entitled to recover from the other party all costs and expenses incurred in connection therewith, including but not limited to legal fees, legal costs and court costs.

17.13             Further Assurances. All parties shall execute and deliver such other documents or instruments as may be necessary or desirable to evidence, give effect to or confirm this Agreement, and any of the terms and conditions hereof.

17.14             Withholding. In the event that any claim or action is made or brought with respect to which Distributor and its licensees, assigns and sub-distributors are to be indemnified by Producer hereunder, Distributor shall have the right to withhold from disbursements to or for the account of Producer any amounts otherwise payable by Distributor to Producer pursuant to this Agreement, to the extent that such amounts are necessary to satisfy any claim, cost, liability or settlement in connection with such claim or action, plus a reasonable amount to be determined by Distributor to cover the expenses of contesting or defending such claim or action. Distributor shall have the further right to apply the amount withheld to satisfy such claim, cost, liability or settlement. Producer shall remain liable, however, for any part of such claim, cost, liability, settlement or expense not satisfied by application of such amount withheld.

17.15
No Third Party Beneficiary. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties hereto any right, remedy or claim, legal or equitable, under or by reason of this Agreement or any provision hereof, this Agreement and all of its provisions intended to be and being for the sole and exclusive benefit of the parties hereto.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year above written.

PACIFIC GOLD ENTERTAINMENT INC.	DAVAL RELEASING INC.
Date:	Date:
Name: MICHAEL GEORGE	Name: MICHAEL GRUDMAN
Title: PRODUCER	Title: VP Acquisitions
By: /s/ Michael George	By: /s/ Michael Grudman

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SCHEDULE “A”
to a Distribution Agreement dated as of February 20, 2009

DELIVERY MATERIALS

Producer agrees as a material obligation hereunder to make full and complete delivery, at Producer's sole cost and expense, of all the following items of the Picture or its trailer (as applicable and subject to availability) (the "Materials"), as required below by Access Certificate and physical delivery (as applicable), to Distributor or to the places and persons, including laboratory(ies) designated by Distributor unless otherwise specified.

A. ESSENTIAL DELIVERY MATERIALS

1.	FILM ELEMENTS

P 1. a)	FEATURE: Delivery of one 35mm Original Picture Negative, with main and end titles and fully edited, and conformed in all respect to the approved final version of the Picture
P 1. b)	FEATURE: Delivery of one 35mm Textless backgrounds negatives
P 1. c)	FEATURE: Delivery of one 35mm Original negative and positive prints of all cover material
P 1. d)	FEATURE: Delivery of one 35mm first class Interpositive manufactured from item P 1.a)
P 1. e)	FEATURE: Delivery of one 35mm first class internegative manufactured from item P 1. d)
P 1. f)	FEATURE: Delivery of one 35mm Low contrast print manufactured from item P 1. e)
P 1. g)	FEATURE: Delivery of one 35 mm Interpositive of the textless backgrounds for the main and end titles and texted scenes.]
P 1. h)	FEATURE: Delivery of one 35 mm Answer print manufactured from item P 1 a)
P 1. I)	FEATURE: Delivery of one 35 mm print from P 1. e)
P 1. j)	FEATURE: Delivery of one 35mm Check Print.
P1. k)	FEATURE: Delivery of all out takes and trims.

2.           SOUND ELEMENTS

S 1. a)                     FEATURE: Access to one 35 mm optical Soundtrack negative
S 1. b)                     FEATURE: Access to one digital multitracks as follow:

M & E :
	4 TRACKS + 2 TRACKS ( L C R S + STEMS +DIAL. MONO PRE-MIX)

	6 TRACKS ( LEFT+BACK LEFT +CENTER + RIGHT + BACK RIGHT + SUBW) AND

	ORIGINAL STEREO MIX

	MUSIC SCORE

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3.           VIDEO ELEMENTS

High Definition Master

This master must be supervised by the director of the Picture (if available), and manufactured from:

	A 35 mm Interpositive, or
	A 35 mm new print struck from the original negative

and with textless backgrounds after the principal program.

V 1. a)	FEATURE: Delivery of one (1) High Definition Master original aspect ratio anamorphic master manufactured from a 35mm Interpositive.

 SOUND CONFIGURATION

The tracks for such digital masters shall be laid from a DIGITAL MULTITRACKS as follows:

VS 1. a)	Tracks 1 and 2: Stereo Right / Stereo Left - Original language
Tracks 3 and 4: Stereo Right / Stereo Left - Music and Effects

4.           DOCUMENTATION

(i)           The chain of title of the Picture

(ii)	An E&O insurance certificate naming the Distributor and its assignees and sub-distributors as additional insured.

B. SECONDARY DELIVERY MATERIALS

1.           DOCUMENTATION AND PUBLICITY MATERIALS

PR 1. a)                     PAID ADVERTISING BILLING STATEMENT
PR 1. b)                     SYNOPSIS OF THE PICTURE
PR 1. c)                     SPOTTING LIST of trailer and feature ON DISKETTE
PR 1. d)                     10 x original soundtrack records
PR 1. e)                     PRODUCTION NOTES
PR 1. f)                     BIOGRAPHIES OF PRODUCTION AND CAST MEMBERS
PR 1. g)                     COLOR STILLS not less than 75

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PR 1. h)	B & W STILLS not less than 50
PR 1. i)	Press reviews
PR 1. j)	COLOR TRANSPARENCY SET not less than 50
  PR 1. k)                 Editor’s script notes
PR 1. l)	20 x Press books, press kits (as available)
  PR 1. m)                50 x items of each poster (as available)
PR 1. n)	ORIGINAL DIALOGUE LIST CONTINUITY ON DISKETTE, plus two (2) printed copies.
 PR 1. o)                  TRANSPARENCY POSTER ART with separated text
 PR 1. p)                  Dubbing and Subtitling restrictions
PR 1. q)	MAIN TITLES and END CREDITS
 PR 1. r)                  Shooting Script printed and if available, on disk

2.           SUBTITLING

SB.1	SUB -TITLING DISK ASCII RATIO /synchronised to the video elements

	FEATURE subtitled elements

3.           LEGAL DOCUMENTATION

LD.1
a typed statement summarising all restrictions and obligations with respect to advertising and promotion in connection with the Picture (statement to cover restrictions pertaining not only to credits but also to use name and likeness obligations),

LD.2	a copy of the Title Report covering the title of the Picture from a recognised source setting forth prior uses of the same or similar titles,

LD.3	a copy of the executed licence agreement in full force and effect between the Producer and Dolby Laboratories, Inc.,

LD.4	if any clips from other films are used in the Picture, copies of all necessary licenses, or permissions granting the rights to use the clips in the Picture,

LD.5	typed contact list for all key cast and crew,

LD.6	twenty (20) original certificates of Origin for the Picture certifying that the Picture is a picture of Canadian origin,

LD.7	Three (3) originals of an Instrument of Transfer in the form attached hereto, signed by the Producer before a person authorised to attest signature,

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LD.8
Three (3) copies of the Music Cue Sheet of the Picture, which cue sheet shall specify the author of each musical composition involved, the publishing company and performing rights society controlling the rights in each such piece of music and its specific location in the Picture, the location where the music was recorded, and the names of the composer and the arranger,

LD.9
Laboratory Access Letter(s) signed by the Licensor and each respective Laboratory and/or facility having possession of the preprint and sound materials for the Picture (all versions) and trailer (s), including film, sound and storage facilities,

LD.10	Twenty (20) original notarized short- form licenses,

LD.11	Two (2) credit lists as on screen,

LD.12	Two (2) foreign theatrical advertising credits,

LD.13
One (1) Certificate of Canadian Copyright Registration for the screenplay, or if not yet available, a copy of the application therefore accompanied by the letter of transmittal to the Canadian Copyright Office,

LD.14
One (1) Certificate of Canadian Copyright Registration for the Picture, or if not yet available, a copy of the application therefore accompanied by the letter of transmittal to the Canadian Copyright Office,

LD.15
Final certified Negative Cost Statement certified by the Completion Guarantor (and if no completion guarantor was engaged for the Picture, then by the Producer’s outside certified public accountants as approved by the Distributor) evidencing a Minimum Negative Cost of Seventy Five Thousand (CDN$75,000) (the definition of “negative cost” for the purposes of this agreement shall be subject to the written approval of the Distributor, but in no event shall such “negative cost” include the aggregate producer fees or interest and financing charges),

LD.16	MPAA rating certificate reflecting the rating specified in the Exhibit XYZ to the agreement,
LD.17	All literary and music chain of title and other clearance documentation for the feature in the form and substance satisfactory to the Distributor,

LD.18
Access to and all location of all agreements and documents relating to the picture: e.g. employment agreements, clearances, releases, location agreements and evidence of payment in full with respect thereto) as may be required by Distributor, including but no limited to:

a)
Cast/Talent/Personnel Agreements- Fully executed agreements for all cast, crew, and other entities and related personnel who have been accorded paid advertising and /or screen credit whose names are accorded paid advertising credit. (Should agreements for any the cast members not exist, then signed releases for those individuals).

b)	Releases- Signed releases from all persons identified by name or likeness in the Picture who do not have signed contracts.
c)
Music Licenses- Fully executed synchronization and master use licenses on all media buy-outs basis for each item of licensed music used in the Picture; fully executed agreements for each composer of underscoring on all media buy-out basis; and evidence payment under each composer of underscoring on all media buy-out basis; and evidence of payment under each synchronization and master use license and composer agreement.

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LD.19	Mortgage of Copyright and Security Agreement- two (2) original of a Mortgage of Copyright and Security Agreement.

LD.20
Coverage- If requested, laboratory access to the original negative, answer print, work picture, magnetic or digital soundtracks, filled music, and effect tracks and the original sound recordings, of all alternative takes, cover shots, looped dialogue lines and other materials (collectively referred to as “coverage”) for the purpose of re-transferring and/or conforming to rating requirements, broadcast standards and practices and censorship.

LD.21	Residuals- Producer shall be responsible for all residuals, but will provide the following information:
a)	A letter signed and certified to be true and correct, from the producer or director of the Picture, setting forth:

(i)	Which, if any, domestic and foreign unions and guilds whose members rendered services on the Picture.
(ii)
With respect to each such union or guild listed in (i) preceding what, if any, residual obligations exist (with specificity) in connection with Distributor’s exercise of its distribution rights in the Picture;

(iii)
All documents and information necessary for Distributor to comply with the residual obligations stated in (ii) preceding including, without limitation, an itemized statement of the total amounts paid to each director, write, artist, musician, and technician employed or in connection with the Picture together with the number of days worked by each, the social security number (or other applicable documentation) of each thereof and the name of the guild or union having jurisdiction; and

(iv)	Where worldwide rights in all media have been “bought out” a letter from the Producer or director setting forth with specificity the persons subject to such “buyout” and the method of buyout.

Any waiver of delivery of any such item shall not be valid or binding unless in writing and signed by Distributor.

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SCHEDULE “B”
to a Distribution Agreement dated as of February 20, 2009

CASH FLOW SCHEDULE

To be mutually approved by the parties.

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